Exhibit (n)(1): Consent of Independent Registered Public Accounting Firm for VUL IV/VUL IV—Estate Series

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment 48 to the Registration Statement on Form N-6, 333-69777 of RiverSource® Variable Universal Life IV/RiverSource® Variable Universal Life IV-Estate Series of our report dated February 24, 2015 relating to the consolidated financial statements of RiverSource Life Insurance Company and our report dated April 22, 2015 with respect to the financial statements of RiverSource Variable Life Separate Account, which appear in Post-Effective Amendment 32 to the Registration Statement on Form N-6, 33-62457. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 27, 2015